Exhibit 10.15

EMPLOYMENT AGREEMENT

(James Yan)

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of March 10th, 2015 (the “Effective Date”), by and between Zai Lab (Hong Kong) Ltd., a Hong Kong Corporation (the “Company”), and James Yan, an individual (“Employee”) residing at 400 Chateau Dr., Buffalo Grove, IL USA and whose US passport number is #########.

RECITALS

The Company is engaged in the business of researching, developing, manufacturing, commercialization of drug products in the pharmaceutical industry, including and without limitation to sales and marketing of both small molecule and large molecule therapeutics (the “Business Of The Company”), and Employee is qualified to engage in providing such services.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Subject to the provisions of Sections 4, 5, 6, and 7 hereof, the term of the employment hereunder will commence on August 1st, 2015 (the “Commencement Date”). During the term of this Agreement, the Company agrees to continue the employment of Employee and Employee agrees to continue employment with the Company.

1.1 Employment by Company. The Company agrees to employ Employee as the Executive Vice President of Early Development and Drug Safety of the Company, reporting to the Chief Executive Officer, and to render such services and to perform such duties as are normally associated with and inherent in the capacity in which Employee will be employed, as well as such other duties as shall from time to time be assigned to Employee by the Chief Executive Officer. In furtherance of the foregoing, the Employee hereby agrees to perform faithfully such duties and responsibilities and the other reasonable duties and responsibilities assigned to him from time to time by the Chief Executive Officer.

1.2 Acceptance of Employment. Employee accepts such employment and agrees to render the services required of Employee under this Agreement. Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, Employee shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company and the performance of Employee’s duties under this Agreement.

1.3 Positions with Subsidiaries. If requested by the Company and mutually agreed upon by Employee, Employee agrees to serve without additional compensation if elected or appointed as an officer and/or director of the Company and any of the subsidiaries or affiliates of the Company and in one or more executive offices of any of the subsidiaries of the Company, provided that Employee is indemnified for serving in any and all such capacities pursuant to the indemnity provisions set forth in the Bylaws of such subsidiaries and/or affiliates.

Conflicts of Interest. Employee has reviewed with the Board of Directors of the Company (the “Board”) the present directorships, ownership interests and other positions held by Employee in all of the business organizations of Employee which may be directly competitive or directly in conflict with the Company. Employee agrees to review with the Board any potential directorships, ownership interests and other positions with business organizations which may be directly competitive or directly in conflict with the Company. Employee is precluded from owning an interest in another company or serving as an employee, director or member of another company that may be directly competitive or directly in conflict with the Company until such interest is presented to the Board and the Board consents to such interest or employment. The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board (which majority shall exclude the Employee if the Employee is a then current member of the Board) and consistent with the terms of the Compliance Agreement (as defined below), the Employee may serve on the boards of directors and advisory boards of other companies provided that such service does not interfere with the performance of Employee’s duties hereunder.

2. PLACE OF PERFORMANCE. Employee shall be based in Shanghai, China. The Company may require that Employee travel on the Business Of The Company to an extent substantially consistent with the present business travel obligations and Business Of The Company.

3. COMPENSATION BENEFITS AND EXPENSE REIMBURSEMENTS.

3.1 Base Salary. In consideration for the agreement of Employee to be employed under this Agreement, Employee shall receive from the Company an annual base salary (“Base Salary”) of US$200,000 plus a guaranteed annual bonus of US$50,000, with the understanding that up to forty percent (40%) of the Base Salary may be paid by a subsidiary of Zai (as defined below). This Base Salary, and all other compensation and reimbursement under the Agreement, may be provided through a human resources service organization, and will be payable in such installments as are applicable to employees of the Company at substantially the same service level as the Employee. The Base Salary to be paid to the Employee will be subject to reduction for payroll tax withholdings legally required or such other reductions properly requested by the Employee. The Company shall pay such Base Salary in arrears on the last working day (Monday to Friday) of each month in accordance with the standard payroll procedures of the Company. Employee’s Base Salary will be subject to review and adjustments will be made based upon the Company’s normal performance review practices.

3.2 Stock Options. Subject to the approval of the Board, Employee shall be granted an option to purchase two million shares (2,000,000) shares of Company common stock (the “Option”) at an exercise price equal to the fair market value of common stock on the date of grant in accordance with the Zai Lab, Ltd. Stock Option Plan (the “Plan”). The Option shall vest in accordance with the standard vesting schedule of the Company as follows: (i) twenty percent (20%) of the shares subject to the Option shall vest at the end of the first year following the date of Option grant; and (ii) eighty percent (80%) of the shares subject to the Option shall vest in equal monthly increments over the remaining four (4) years, subject to the Employee continuing to provide services to the Company through each applicable date. The Option shall fully vest immediately upon a change in control of Company in which (i) a new person or new entity obtains a fifty percent (50%) or greater ownership interest of Company or (ii) consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company. The Option will be subject to the terms, definitions and provisions of the Plan and the stock option agreement by and between the Employee and the Company (the “Option Agreement”), both of which documents are incorporated herein by reference.

3.3 Bonus. At the conclusion of each calendar year during the Employment Period, the Employee shall be entitled to receive an annual bonus, the amount of which shall be reasonably determined by the Board, acting in good faith.

3.4 Fringe Benefits. During the Employment Period, the Employee will be entitled to the fringe benefits that are made available to Employee of the Company and such other benefits as are determined by the Board, in its sole and exclusive discretion.

3.5 Reimbursements. During the Employment Period, the Employee will be reimbursed, in accordance with the practice applicable to Employees of the Company from time to time, for all reasonable traveling expenses and other disbursements incurred by him for or on behalf of the Company in the performance of his duties hereunder upon presentation by the Employee of appropriate vouchers.

3.6 Deductions. Recognizing that Employee is an employee for all purposes, the Company shall deduct from any compensation payable to Employee the sums which the Company is required by law to deduct, including, but not limited to, government state withholding taxes, social security taxes and state disability insurance, and the Company shall pay any amounts so deducted to the governmental entities entitled to such payments.

4. INVOLUNTARY TERMINATION.

4.5 Disability. If the Employee dies, then the Employee’s employment by the Company hereunder shall automatically terminate on the date of the Employee’s death. If the Employee is incapacitated or disabled by accident, sickness or otherwise so as to render him mentally or physically incapable of performing the services required to be performed by him under this Agreement for a period of ninety (90) consecutive days or longer, or for ninety (90) days during any six (6) month period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate the Employee’s employment under this Agreement immediately upon giving him notice to that effect. In the case of a Disability, until the Company shall have terminated the Employee’s service in accordance with the foregoing, the Employee will be entitled to receive compensation, at the rate and in the manner provided in Section 3. notwithstanding any such physical or mental disability. Termination pursuant to this Section 4 is hereinafter referred to as an “Involuntary Termination”.

4.6 Substitution. The Board may designate another employee to act in the Employee’s place during any period of Disability suffered by the Employee during the Employment Period. Notwithstanding any such designation, the Employee shall continue to receive the Employee’s Base Salary and benefits in accordance with Section 3 of this Agreement until the Employee becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of the Employee’s employment, whichever shall first occur.

4.7 Disability Income Payments. While receiving disability income payments under the Company’s disability income insurance (if any), the Employee shall not be entitled to receive any Base Salary under Section 3.1, but shall continue to participate in all other compensation and benefits in accordance with Sections 3.3 until the date of the Employee’s termination of employment.

4.8 Verification of Disability. If any question shall arise as to whether during any period the Employee is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Employee’s duties and responsibilities hereunder, the Employee may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Employee or the Employee’s guardian has no reasonable objection to determine whether the Employee is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Employee shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Employee.

5. TERMINATION FOR CAUSE. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period for “Cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving the Employee notice of such termination, upon the giving of which such termination shall take effect immediately. For the purpose of this Section 5. “Cause” means any one of the following grounds:

(i)	repeated drunkenness or use of illegal drugs which adversely interferes with the performance of the Employee’s obligations and duties in the Company;

(ii)	the Employee’s conviction of a felony, or any crime involving fraud or misrepresentation or violation of applicable securities laws;

(iii)	gross mismanagement by the Employee of the business and affairs of the Company or any subsidiary of the Company which directly results in a material loss to the Company and for which the Company has reasonable proof was committed by the Employee;

(iv)	material violation of any material terms of this Agreement or the Compliance Agreement; or

(v)	a conclusive finding by an independent fact finder appointed by the Board for any willful misconduct, dishonesty or acts of moral turpitude by the Employee which is materially detrimental to the interests and well-being of the Company, including, without limitation, harm to its business or reputation.

6. TERMINATION WITHOUT CAUSE. The Company, on recommendation from the Board, may terminate the employment of the Employee hereunder at any time during the Employment Period without “Cause” (such termination being hereinafter called a “Termination Without Cause”) by giving the Employee notice of such termination. The termination of service under this Section 6 will take effect upon the giving of reasonable advance notice.

7. TERMINATION BY THE EMPLOYEE.

7.1 Without Good Reason. Any termination of the employment of the Employee hereunder other than as a result of an Involuntary Termination, a Termination For Cause, a Termination Without Cause or a Termination for Good Reason will be referred to hereinafter as a “Voluntary Termination”. A Voluntary Termination will be deemed to be effective following reasonable notice by the appropriate party.

7.2 With Good Reason. The Employee may terminate the services of such Employee hereunder at any time for Good Reason (as defined below) by giving the Company written notice of such termination, provided that such notice specifies: (i) the basis for termination and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”). For purposes of this Agreement, the term “Good Reason” shall mean (a) any material diminution of the Employee’s duties or responsibilities hereunder (except in each case in connection with the Termination for Cause or pursuant to Section 4.1) or the assignment to the Employee of duties or responsibilities that are materially inconsistent with the Employee’s then current position; (b) any material breach of the Agreement by the Company which is not cured within ten (10) business day days after written notice thereof is given to the Company; or (c) a relocation of the Employee (other than any relocation requested by the Employee) from the place of initial assignment of the Employee by the Company to a location more than thirty (30) kilometers from such location, other than on a temporary basis not to exceed a period equal to six (6) calendar months.

8. EFFECT OF TERMINATION ON SERVICES.

8.1 Voluntary Termination or a Termination for Cause. Upon the termination of the Employee’s employment hereunder pursuant to a Voluntary Termination or a Termination for Cause, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(i)	the unpaid portion of the Base Salary provided for in Section 3.1, computed on a pro rata basis to the date of such termination; and

(ii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.2 Involuntary Termination. Upon the termination of the Employee’s employment hereunder pursuant to an Involuntary Termination, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits for one (1) month, payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and T3 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.3 Other Terminations. Upon the termination of the Employee’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason, neither the Employee nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(i)	a termination payment equal to that provided for in Section 8.1(i) hereto;

(ii)	an aggregate amount equal to the Base Salary and fringe benefits (i) for one (1) month if such termination occurs prior to the third (3rd) anniversary of the Commencement Date, or (ii) for three (3) months if such termination occurs on or following the third (3rd) anniversary of the Commencement Date, (in either case, such one (1) month or three (3) months, the “Severance Period”), payable from the date of such termination in accordance with the Company’s normal payroll policies and at the same rate and in the same manner as set forth in Sections 3.1 and 33 hereof, plus any additional compensation as may be expressly required under applicable law; and

(iii)	reimbursement for any expenses for which the Employee shall not have theretofore been reimbursed as provided in Section 3.5.

8.4 Release. The parties acknowledge and agree that damages which will result to the Employee for termination by the Company without Cause or other breach of this Agreement by the Company shall be extremely difficult or impossible to establish or prove, and agree that the payments made to the Employee during the Severance Period shall constitute liquidated damages for any breach of this Agreement by the Company through the date of termination. The Employee agrees that, except for such other payments and benefits to which the Employee may be entitled as expressly provided by the terms of this Agreement or any applicable benefit plan, such liquidated damages shall be in lieu of all other claims that the Employee may make by reason of termination of her/his employment or any such breach of this Agreement and that, as a condition to receiving payments during the Severance Period, the Employee will execute a release of claims in a form reasonably satisfactory to the Company.

8.5 Conditions to Receipt of Severance. The receipt of any severance pursuant to Section 8.3 will be subject to Employee signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company and provided that such separation agreement and release of claims becomes effective and irrevocable no later than sixty

(60) days following the termination date (such deadline, the “Release Deadline”). If the release of claims does not become effective by the Release Deadline, Employee will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the release of claims becomes effective and irrevocable.

9. CONFIDENTIAL INFORMATION.

9.1 Ownership of Information. Employee acknowledges and agrees that the Company has expended and plans to continue to expend substantial sums in the development, acquisition and use of the following information, and the following information, whether in oral, written, graphic or machine-readable form, is conclusively a trade secret owned by the Company: (i) the work product resulting from or related to the services performed under this Agreement; (ii) the computer software of the Company, including documentation; (iii) the buying habits and practices of the purchasing agents and customers of the Company; (iv) the details of the contractual relationship between the Company and Employee; (v) the marketing methods and related data of the Company; (vi) the identity of the vendors and suppliers of the Company; (vii) the costs of the labor and materials used by the Company; (viii) the compensation paid to and other terms of employment of the employees, agents and independent contractors of the Company; (ix) the operational methods and procedures of the Company; (x) the routing lists of the Company; (xi) the financial statements and records of the Company; and (xii) the type, nature and amount purchased from the Company by customers of the Company (collectively, the “Trade Secrets”). Employee agrees that all information, knowledge, including any source code, object code, enhancements and modifications, all files, including input and output materials, all documentation related to such programs and files, all media upon which any such computer programs, files and documentation are located (including tapes, disks, and other storage media), records, customer lists, know-how, Trade Secrets, trademarks and other proprietary information related to the Company is and shall be the property of the Company and, as such, is confidential and proprietary to the Company (collectively, the “Confidential Information”).

9.2 Protection of Information. Employee agrees: (i) without limiting the other provisions of this Section 5.2, to use at least the same degree of care with the Confidential Information as Employee uses with respect to similar confidential information owned by Employee; (ii) to exercise diligence in maintaining in strict confidence and not disclosing, releasing or permitting the disclosure of the Confidential Information; (iii) not to use such Confidential Information, regardless of how obtained by Employee, for the benefit of Employee or other than for the performance of the obligations of Employee under this Agreement; (iv) not to remove any copyright or proprietary rights notice attached to or included in any Confidential Information; (v) to advise the Company in writing if Employee learns of any use or disclosure of Confidential Information by any current or former employee or consultant; and (vi) that the unauthorized disclosure or misuse of such Confidential Information could irreparably damage the Company and/or third parties dealing with the Company.

9.3 Limitations of Confidentiality. Notwithstanding anything in this Agreement to the contrary, Employee shall have no liability or obligation with regard to any Confidential Information which: (i) was publicly known and generally available in the public domain at the time it was disclosed to a third party or becomes publicly known and generally available in the public domain through no fault of Employee; (ii) is disclosed to a third party with the prior written approval of the Company; (iii) becomes known to Employee through a source other than the Company without breach of this Agreement by Employee and is otherwise not in violation of the rights of the Company; (iv) is disclosed to a third party by the Company without restrictions similar to those contained in this Agreement; or (v) is disclosed to a third party pursuant to the order or requirement of a court, administrative agency or other governmental body provided that (A) Employee will provide the Company with prompt written notice, if legally permissible, and will use its best efforts to assist the Company in seeking a protective order or another appropriate remedy, (B) if the Company waives Employee’s compliance with this Agreement or fails to obtain a protective order or other appropriate remedy, Employee will furnish only that portion of the Confidential Information that is legally required to be disclosed and (C) any Confidential Information so disclosed shall maintain its confidentiality protection for all purposes other than such legally compelled disclosure.

10. COMPLIANCE AGREEMENT. As a pre-condition to the effectiveness of this Agreement, the Employee agrees to execute and deliver the Agreement Regarding Confidentiality, Trade Secrets, Intellectual Property and Competitive Activities attached hereto as Exhibit A (the “Compliance Agreement”), the terms and conditions of which are specifically incorporated herein by reference. The obligation of the Company to make payments to or on behalf of the Employee under Section 8.2(ii) or Section 8.3(ii) above is expressly conditioned upon the Employee’s continued performance of the Employee’s obligations under the Compliance Agreement.

11. AT-WILL EMPLOYMENT. Employee’s employment with Company is and continues to be at-will and not for any specified period and may be terminated at any time, with or without cause or advance notice, by either Employee or Company. No representative of Company, other than a person authorized by the Board, has the authority to alter the at-will employment relationship. Any change to the at-will employment relationship must be by specific, written agreement signed by Employee and an authorized representative of the Board. Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

12. INDEMNIFICATION. The Company shall indemnify, defend, and hold Employee harmless to the maximum extent permitted by law against judgments, fines, amounts paid in settlement, and reasonable expenses, including attorneys’ fees, incurred by Employee in connection with the defense of, or as a result of, any action or proceeding (or any appeal from any action or proceeding) in which Employee is made or is threatened to be made a party, by reason of the fact that Employee is or was an officer of the Company, regardless of whether such action or proceeding is brought by or in the right of the Company, to procure judgment in favor of the Company (or other than by or in the right of the Company). The Company further represents and warrants: (i) that Employee is and shall continue to be covered and insured up to the maximum limits provided by all insurance which the Company maintains to indemnify the directors and officers of the Company (and to indemnify the Company for any obligations which Employee incurs as a result of the undertaking of the Company to indemnify the directors and officers of the Company); (ii) that the Company will exert the best efforts of the Company to maintain such insurance, and not less than the present limits of insurance, in effect throughout the term of the employment of Employee; and (iii) that the undertakings of indemnification and maintenance of insurance pursuant to this Section 12 Indemnification) are not in conflict with the Articles of Incorporation or the Bylaws of the Company or with any validly existing agreement or other proper corporate action of the Company.

13. COVENANT NOT TO COMPETE; NON-SOLICITATION. Employee covenants and agrees that for twelve (12) months after the termination date of Employee, Employee will not directly or indirectly or by action in concert with others:

13.1 Contact, induce or influence or seek to induce or influence any person who is an employee, agent, independent contractor, supplier, customer, officer or shareholder of the Company to terminate the employment of such person or ownership in the Company by such person without regard to whether such person would subsequently then be engaged in a business or own an interest in a business competitive with the Business Of The Company;

13.2 Advance or lend funds to, or acquire an interest in excess of one percent (1.0%) in, any corporation, partnership, joint venture, trust, sole proprietorship or individual which is or may be competitive with the Company or which might place Employee in a position competitive with the Company; and

13.3 Serve as an employee, officer, agent, director, or independent contractor or promote or participate in a business or business activity which is or may be competitive with the Business Of The Company or which might place Employee in a position competitive with the Business Of The Company.

13.4 The covenants contained in this Section 9 shall be construed as a series of separate covenants, one for each country, province, state, city or other political subdivision in which the Company currently engages in its business or, during the term of this Agreement, becomes engaged in its business. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 9. If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced. In the event that the provisions of this Section 9 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable law.

14. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Employee that the execution of this Agreement by the Company has been duly authorized by resolution of the Board.

15. REPRESENTATIONS AND WARRANTIES OF EMPLOYEE. Employee represents and warrants to the Company that: (i) Employee has the proper skill, training and background so as to be able to perform under the terms of this Agreement in a competent and professional manner; (ii) Employee will not infringe any patent, copyright, trademark, trade secret or other proprietary right of any person; and (iii) Employee will not use any trade secrets or Confidential Information owned by any third party during the term of this Agreement.

16. ENFORCEMENT. It is the desire and intent of the parties hereto that the provisions of this Agreement will be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, to the extent that a restriction contained in this Agreement is more restrictive than permitted by the laws of any jurisdiction whose law may be deemed to govern the review and interpretation of this Agreement, the terms of such restriction, for the purpose only of the operation of such restriction in such jurisdiction, will be the maximum restriction allowed by the laws of such jurisdiction and such restriction will be deemed to have been revised accordingly herein. A court having jurisdiction over an action arising out of or seeking enforcement of any restriction contained in this Agreement may modify the terms of such restriction in accordance with this Section 16.

17. DISPUTE RESOLUTION. In the event the parties hereto are unable to settle a dispute between them regarding this Agreement through friendly consultation, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the “UNCITRAL Rules”) in effect, which rules are deemed to be incorporated by reference into this Section 17 applying the laws of Hong Kong, without regard to its principles of conflicts of laws. The arbitration tribunal shall consist of three (3) arbitrators to be appointed according to the UNCITRAL Rules (the “Arbitration Board”). The language of the arbitration shall be English. The Arbitration Board shall decide any such dispute or claim strictly in accordance with the governing law specified in Section 19.5. Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be. The costs and expenses of the arbitration, including the fees of the Arbitration Board, shall be borne equally by each party to the dispute or claim, and each party shall pay its own fees, disbursements and other charges of its counsel; provided that the Arbitration Board shall have the right to allocate the costs and expenses between each party as the Arbitration Board deems equitable. Any award made by the Arbitration Board shall be final and binding on each of the parties that were parties to the dispute. The parties expressly agree to waive the applicability of any laws and regulations that would otherwise give the right to appeal the decisions of the Arbitration Board so that there shall be no appeal to any court of law for the award of the Arbitration Board, and a party shall not challenge or resist the enforcement action taken by any other party in whose favor an award of the Arbitration Board was given.

18. COVENANT AGAINST ASSIGNMENT. Employee may not assign any rights or delegate any of the duties of Employee under this Agreement. As used in this provision, “assignment” and “delegation” shall mean any sale, gift, pledge, hypothecation, encumbrance, or other transfer of all or any portion of the rights, obligations, or liabilities in or arising from this Agreement to any person or entity, whether by operation of law or otherwise, and regardless of the legal form of the transaction in which the attempted transfer occurs.

19. MISCELLANEOUS.

19.1 Notices. Any notice, request, demand or other communication required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given under this Agreement on the earliest of: (i) the date of personal delivery, (ii) the date of transmission by facsimile or e-mail, with confirmed transmission and receipt, (iii) two (2) days after deposit with a nationally-recognized courier or overnight service such as Federal Express, DHL, or (iv) five (5) days after mailing via certified mail, return receipt requested. All notices not delivered personally or by facsimile will be sent with postage and other charges prepaid and properly addressed to the party to be notified at the address set forth on the signature pages hereto.

19.2 Gender; Time. The parties agree that any use of words in any gender in this Agreement shall also refer to the masculine, feminine or neuter gender, as the case may require. Time is of the essence in performance of the rights and obligations under this Agreement.

19.3 Survival. The provisions set forth in Sections 8, 16, 17, 19.3, 19.5 and 19.9 of this Agreement shall survive the termination of this Agreement.

19.4 Binding Agreement; Benefit. The provisions of this Agreement will be binding upon and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

19.5 Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of Hong Kong, without giving effect to its principles or rules of conflict laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

19.6 Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and will not operate or be construed as a waiver of any subsequent breach by such other party.

19.7 Entire Agreement; Amendments. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understanding among the parties with respect thereto. This Agreement may be amended only by an agreement in writing signed by each of the parties hereto.

19.8 Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

19.9 Severability. Subject to the provisions of Section 16 above, any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

19.10 Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other party hereto, assign or transfer this Agreement or any rights or obligations hereunder, provided, however, that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or shares of the Company or similar transaction involving the Company or a successor corporation.

19.11 Confidentiality. The Employee agrees not to disclose this Agreement or its terms to any person or entity, other than the Employee’s agents, advisors or representatives, except as consented to by the Company in writing or as may be required by law.

19.12 Further Assurances. The Employee agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

19.13 Costs. Each of the parties shall pay all costs and expenses incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

19.14 Interpretation of Agreement. This Agreement has been negotiated at arm’s length between persons knowledgeable in the matters dealt with in this Agreement. In addition, each party has been represented by experienced and knowledgeable legal counsel. Accordingly, any rule of law, or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it, is of no application and is waived.

19.15 Counterparts. The parties may execute this Agreement in any number of counterparts and, as so executed, the counterparts shall constitute one and the same document. The parties agree that each such counterpart is an original and shall be binding upon all of the parties, even though all of the parties are not signatories to the same counterpart.

19.16 Merger of Prior Agreements and Understandings. This Agreement and the Proprietary Rights Agreement contains the entire understanding among the parties, supersedes any prior or contemporaneous written or oral agreements, understandings and representations between the parties respecting the subject matter contained in this Agreement, and merges all prior negotiations concerning such subject matter into this Agreement. The parties agree that there are no representations, agreements, arrangements or understandings, oral or written, between the parties relating to the subject matter of this Agreement which are not fully expressed in this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:		EMPLOYEE:

ZAI Lab (HK) Limited, a corporation

By:	/s/ Samantha Du	/s/ James Yan
Print Name: Samantha Du		JAMES YAN
Title:	CEO

Address:		Address:

1000 Zhangheng Road, Bldg. 65 Pudong New Area, Shanghai, China Attention: Chief Executive Officer Facsimile:
E-mail:		E-mail:

Signature Page of Employment Agreement